EXHIBIT 5.1

April 18, 2007

AllianceBernstein Holding L.P.
1345 Avenue of the Americas
New York, NY 10105

Re:	AllianceBernstein Commission Substitution Plan,
Amended and Restated AllianceBernstein Partners Compensation Plan, and
AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan

Dear Ladies and Gentlemen:

I am Executive Vice President and General Counsel of AllianceBernstein Corporation, the General Partner of AllianceBernstein Holding L.P., a Delaware limited partnership (the “Partnership”), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 units representing assignments of beneficial ownership of limited partnership interests in the Partnership (the “Units”) available for grant under the AllianceBernstein Commission Substitution Plan, the Amended and Restated AllianceBernstein Partners Compensation Plan and/or the AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan (collectively, the “Plans”).

As counsel for the Partnership, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the Units deliverable pursuant to the Plans have been duly authorized and, when delivered in accordance with the Plans upon receipt by the Partnership of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Laurence E. Cranch
Laurence E. Cranch
Executive Vice President and General Counsel